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As filed with the Securities and Exchange Commission on December 24, 2003

Registration No. 333-89257

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MICROVISION, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	91-1600822 (I.R.S. Employer Identification Number)
19910 North Creek Parkway Bothell, Washington 98011-3008 (425) 415-6847 (Address, including zip code, and telephone number, including area code of principal executive offices)

Thomas M. Walker
Vice President, General Counsel
Microvision, Inc.
19910 North Creek Parkway
Bothell, Washington 98011-3008
(425) 415-6847
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Please send copies of all communications to:
 Joel F. Freedman, Esquire
Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110
(617) 951-7000

        Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of the Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement under the earlier effective registration statement for the same offering.    ☐

        If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:    ☐

CALCULATION OF REGISTRATION FEE

Title of each class securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

No additional securities are to be registered and registration fees were paid upon the filing of the original Registration Statement No. 333-89257. Therefore, no further registration fee is required.	N/A	N/A	N/A	N/A

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        This Post-Effective Amendment to Registration Statement No. 333-89257 on Form S-3 (the "Registration Statement") is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the "Securities Act") by Microvision, Inc., a Delaware corporation ("Microvision-DE"), which is the successor to Microvision, Inc., a Washington corporation ("Microvision-WA"), following a reincorporation merger. The merger was effected through the merger of Microvision-WA with and into Microvision-DE, with the result that Microvision-DE is the surviving corporation and successor issuer to Microvision-WA. Immediately prior to the Merger, Microvision-DE had no assets or liabilities other than nominal assets or liabilities. In connection with the merger, Microvision-DE acquired all of the assets and assumed all of the liabilities of Microvision-WA.

        In connection with the merger, each outstanding share of common stock of Microvision-WA was converted into one common share of Microvision-DE.

        In accordance with Rule 414(d) of the Securities Act, Microvision-DE, as successor issuer to Microvision-WA, hereby expressly adopts the Registration Statement as its own for all purposes under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act").

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 15. Indemnification of Directors and Officers

        Article 8 of Microvision's Certificate of Incorporation authorizes Microvision to indemnify its directors to the fullest extent permitted by the Delaware General Corporation Law. Article 8 also requires indemnification of present and past directors, as well as any person who, while a director, also was serving at the request of Microvision as an officer, employee or agent of Microvision or as a director, officer, employee or agent of another entity (each, an "Indemnitee"), who was or is made a party, or is threatened to be made a party to, or is involved in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), because such Indemnitee is or was a director of Microvision. Article 8 of the Certificate of Incorporation also provides that any Indemnitee who was or is made a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of Microvision to procure a judgment in its favor because such Indemnitee is or was a director of Microvision, will be indemnified and held harmless by Microvision to the fullest extent permitted by applicable law against all expense actually and reasonably incurred or suffered by such Indemnitee in connection with such action or suit; provided that the Indemnitee must have acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of Microvision; and provided further that, with respect to any criminal action or proceeding, the Indemnitee had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding these indemnification obligations, no indemnification will be provided to any Indemnitee to the extent that such indemnification would be prohibited by the Delaware General Corporation Law or other applicable law as then in effect, nor, except with respect to proceedings seeking to enforce rights to indemnification, will Microvision indemnify any such person seeking indemnification in connection with a Proceeding initiated by such person except where such Proceeding was authorized by the Board of Directors.

        Article 8 of the Certificate of Incorporation also provides that expenses incurred in defending any Proceeding in advance of its final disposition may be advanced by Microvision to the Indemnitee upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by Microvision, except where the Board of Directors adopts a resolution expressly disapproving such advancement.

        Article 8 of the Certificate of Incorporation also authorizes the Board to indemnify and advance expenses to officers, employees and agents of Microvision on the same terms and with the same scope and effect as the provisions thereof with respect to the indemnification and advancement of expenses of directors.

Item 16. Exhibits

3.1	Certificate of Incorporation of Microvision, Inc. (1)
3.2	By-laws of Microvision, Inc. (1)
4.1	Form of Specimen Stock Certificate for Common Stock (1)
5.1	Opinion of Ropes & Gray LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Ropes & Gray LLP (See Exhibit 5.1)
24.1	Power of Attorney

(1)
Incorporated by reference to Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (Registration No. 333-102244) filed with the Commission on December 24, 2003.

Item 17. Undertakings

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          a.     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          b.     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          c.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bothell, State of Washington, on the 24th day of December, 2003.

MICROVISION, INC.
By:	/s/ RICHARD F. RUTKOWSKI Name: Richard F. Rutkowski Title: Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacity and on the dates indicated.

Signature	Title	Date

/s/ RICHARD F. RUTKOWSKI Richard F. Rutkowski	Chief Executive Officer and Director (Principal Executive Officer)	December 24, 2003
* Stephen R. Willey	President and Director	December 24, 2003
/s/ RICHARD A. RAISIG Richard A. Raisig	Chief Financial Officer (Principal Financial Officer)	December 24, 2003
/s/ JEFF WILSON Jeff Wilson	Vice President, Accounting (Principal Accounting Officer)	December 24, 2003
* Jacqueline Brandwynne	Director	December 24, 2003
* Richard A. Cowell	Director	December 24, 2003
* Slade Gorton	Director	December 24, 2003
* Walter J. Lack	Director	December 24, 2003
* William A. Owens	Director	December 24, 2003
* Robert A. Ratliffe	Director	December 24, 2003
* Dennis J. Reimer	Director	December 24, 2003

        The undersigned, by signing his name hereto, does sign and execute this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 pursuant to the Power of Attorney executed by the above named directors and officers of the registrant and filed with the Securities and Exchange Commission on behalf of such directors and officers.

*By:	/s/ RICHARD F. RUTKOWSKI Richard F. Rutkowski	Attorney-in-fact	December 24, 2003

EXHIBIT INDEX

Number	Title of Exhibit
3.1	Certificate of Incorporation of Microvision, Inc. (1)
3.2	By-laws of Microvision, Inc. (1)
4.1	Form of Specimen Stock Certificate for Common Stock (1)
5.1	Opinion of Ropes & Gray LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Ropes & Gray LLP (See Exhibit 5.1)
24.1	Power of Attorney

(1)
Incorporated by reference to Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (Registration No. 333-102244) filed with the Commission on December 24, 2003.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX